Exhibit 10.6

September 15, 2014

Mathai Mammen

Dear Mathai:

Theravance Biopharma US, Inc. (the “Company” or “Theravance Biopharma US”) is pleased to offer you the exempt position of Senior Vice President Research & Development, reporting to Rick Winningham.  The Company is a wholly-owned Delaware operating subsidiary of Theravance Biopharma, Inc.

Your salary on an annualized basis will be $459,505. You will be eligible to receive an annual discretionary bonus of up to 50% of your annual salary in 2014 (and each calendar year thereafter), based on the Company’s performance against its annual goals and a review of your individual performance.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  The Company’s bonus percentage targets may change from time-to-time at the sole discretion of the Board of Directors.

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 170,000 ordinary shares of Theravance Biopharma, Inc. at a per share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which will be the fifth trading day following your employment start date.  The vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest monthly over the first four years of your employment, with a one year “cliff” provision that prevents it from being exercised before the first anniversary of your employment start date. The option granted to you will be contingent on your execution of Theravance Biopharma, Inc.’s standard form of option agreement and will be subject to all of the terms and conditions contained in the Theravance Biopharma, Inc. 2013 Equity Incentive Plan.

Theravance Biopharma US provides a comprehensive company-paid benefits package that begins on your first day of employment.  Benefits are provided by Theravance Biopharma US to you and your dependents at a minimal cost.  Included are medical, vision and dental coverage, life insurance, long-term disability insurance and a flexible spending plan.  Additionally, we offer a 401(k) plan and an Employee Stock Purchase Plan.  Additional information will be provided at New Employee Orientation shortly after you begin employment.  You will receive credit under Theravance Biopharma US’ vacation policy for your years of service at Theravance, Inc. By accepting employment with Theravance Biopharma, you expressly agree to roll over your current balance of accrued but unused vacation to your employment with Theravance Biopharma US (in which case the accrued vacation would be immediately available following your transition to the new entity).  You will be eligible to accrue additional vacation days consistent with Theravance Biopharma US’ Employee Handbook with the same accrual schedule and maximum levels of accrual at Theravance.  The Company will also provide you with the additional benefit set forth on Exhibit A.

As a condition of employment, you will be provided a copy of our Company Handbook and will be expected to acknowledge and abide by our policies.  You will also be required to accept and abide by the terms of our Proprietary Information and Inventions Agreement.  In addition, you will be required to present documents establishing your legal right to work in the United States as required by the government’s Form I-9.

While we hope that your employment with the Company will be mutually satisfactory, employment with Theravance Biopharma US is for no specific period of time.  As a result, either you or the Company are free to terminate your employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Company’s Chief Executive Officer.

This offer will expire on September 30, 2014 and is also contingent upon your starting employment with the Company no later than October 1, 2014.  We look forward to determining a mutually convenient start date as soon as possible.

There are two copies of this letter enclosed; if all of the foregoing is satisfactory, please sign and date each copy, and return one copy to me, saving the other copy for yourself.

We are very excited about the possibility of you joining our team and becoming a part of our company!

If you have any questions, please don’t hesitate to contact me at 650-808-6000.  We look forward to your favorable response.

Sincerely,

/s/ Dennis Driver

Dennis Driver
Vice President, HR

Foregoing terms and conditions hereby accepted:

Signed:	/s/ Mathai Mammen

Date: Sept. 16, 2014

Start Date: Oct. 1, 2014

Exhibit A

Theravance Change in Control Gross-Up Payment

Applicability

In the event that (i) Theravance, Inc. (“Theravance”) is subject to a “Change in Control” (as defined in the Theravance, Inc. Amended and Restated Change in Control Severance Plan as filed with the SEC on August 7, 2008, provided such transaction or occurrence also constitutes a “change in control event” under Treasury Regulation 1.409A-3(a)(5)) while you are employed by the Company and (ii) you are a “disqualified individual” of Theravance for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to such Change in Control, then you will be eligible to receive a gross-up payment from the Company on the terms set forth on this Exhibit A.

Gross-Up Payment

If it is determined that any payment or distribution of any type to or for your benefit made by Theravance, by any of its affiliates, by any person who acquires ownership or effective control of Theravance or ownership of a substantial portion of Theravance’s assets (within the meaning of Section 280G of the Code) or by any affiliate of any such person (the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Company shall pay you an amount (a “Gross-Up Payment”) equal to the amount that shall fund your payment of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

In the event Theravance or an acquirer of Theravance notifies you that you are or may be subject to Excise Tax, you must notify the Company’s Chief Financial Officer in writing within 10 days.  In addition, in order to receive the Gross-Up Payment described on this Exhibit A, you must provide appropriate supporting documentation of the amount of Excise Tax.  The determination of the amount of the Gross-Up Payment will be made by an independent accounting firm selected by the Company (the “Accounting Firm”), which will provide its determination, together with supporting calculations, both to the Company and to you.  If a Gross-Up Payment is determined to be payable, it shall be paid by the Company as soon as reasonably practicable thereafter but in any event by March 15th of the calendar year following the calendar year in which the Change in Control occurs.

Underpayments and Overpayments.

As a result of uncertainty in the application of section 4999 of the Code, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayments”) or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”).  In either event you must promptly provide appropriate supporting documentation to the Company and the Accounting Firm, and the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred.  In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for your benefit.  In the case of an Overpayment, you shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) you shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that you have retained or have recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this section, which is to make you whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in you repaying to the Company an amount which is less than the Overpayment.